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                         SUPPORT AND SERVICE AGREEMENT
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     THIS AGREEMENT, is made the 2nd day of July, 1998, by and between PREMIER
RESEARCH WORLDWIDE, LTD., a Delaware corporation with its principal place of business located at 124 S. 15th Street, Philadelphia, PA 19102 (referred to herein as "PRWW") and AMERICA'S DOCTOR, INC., a Delaware corporation with its principal place of business located at 11403 Cronridge Drive, Suite 200, Owings Mills, MD 21117 (referred to herein as "AD").

     WHEREAS, the parties hereto have entered into a Stock Purchase Agreement dated as of July 1, 1998 (the "Stock Purchase Agreement") wherein PRWW has purchased certain stock in AD pursuant to the terms of the Stock Purchase Agreement; and

     WHEREAS, the parties hereto are entering into this Agreement pursuant to and in connection with the Stock Purchase Agreement;

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1.       DEFINITIONS

         1.1 "Services" shall mean the providing of support and services to PRWW by AD as set forth in Subsection 3.1 of this Agreement.

         1.2 "Term" shall mean the period of time during which this Agreement is in force.

         1.3 "Operative" shall mean the Services'conforming in all material respects to the performance levels and requirements detailed in this Agreement.

         1.4 "Effective Date" shall mean July 2, 1998.

         1.5 All other defined terms shall have the meanings ascribed to them in this Agreement.

2.       TERM AND TERMINATION

         2.1 The Term of this Agreement shall begin on the Effective Date and shall continue until this Agreement is terminated as provided in Subsection 2.2.

         2.2  This Agreement may be terminated as follows:

                (a) By the mutual, written agreement of the parties to terminate this Agreement; or

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                (b) On written notice by a party if the other party materially breaches any provision hereof and does not cure such breach within thirty (30) days after its receipt of written notice, specifying the breach, from the non-breaching party; or

                (c) On written notice by a party if the other party files a voluntary bankruptcy proceeding, becomes subject to an involuntary bankruptcy proceeding (which is not dismissed or stayed within 30 days of its commencement), becomes subject to a receiver or trustee, or makes an assignment for the benefit of its creditor; or

                (d) By PRWW without cause with sixty (60) days prior notice to AD; or

                (e) From and after the date that PRWW no longer owns at least I % of the outstanding voting stock of AD, by AD without cause with 60 days prior notice to PRWW.

3. SUPPORT AND SERVICE PROVISIONS.

   3.1. AD agrees to provide the following to PRWW:

                (a) AD shall provide PRWW with direct links from all AD's existing and future website(s) (but not every page within such websites) to users to provide the following:

                      (i) ongoing solicitation and quantification of qualified clinical research organization (CRO) volunteer patients to participate in clinical/medical studies administered by PRWW; and'

                      (ii) education of the users on the societal merits of participating in clinical research.

                (b) AD shall promote and market PRWW's studies on line through use of its promotional space on its existing and future Health Main Page(s) to connect to promotional material for PRWW studies.

                      (i) As an example, AD will offer its AOL users daily and monthly themes such as "Heart Disease Prevention." Such promotional ads will be connected to a number of targeted choices for the AOL users. If the AOL user selects a PRWW targeted choice, the AOL user will be immediately connected to a PRWW targeted site (the "Targeted Site").

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                      (ii) The Targeted Site will be created by AD specifically
         for PRWW under the supervision of and pursuant to the sole discretion of PRWW (AD having the right not to follow PRWW's directions if the same would be detrimental in any material respect to AD's image or business plan). The Targeted Site will give the AOL user appropriate information about PRWW's clinical research activities. If the AOL user wishes to volunteer, the AOL user will make a choice by clicking an icon and will be led automatically and immediately to a form to complete (the "Form" or "Forms" as the context may require). The Form will be created by AD specifically for PRWW under the supervision of and pursuant to the sole discretion of PRWW. The Form will gather the information which PRWW needs for its own purposes and will be varied within reason from study to study at the sole discretion of PRWW. AD shall provide all such completed forms to PRWW by e-mail or other agreedupon means on a daily basis. AD will also provide to PRWW monthly statistical summaries of the information gathered on the Forms as well as its updated monthly databases.

    3.2. PRWW agrees to provide the following to AD:

                (a) Introductions to the Premier Hospital Group and other related healthcare organizations;

                (b) Introductions to the pharmaceutical, medical instrument companies, and other organizations with which PRWW has an ongoing business relationship (PRWW representing that it has relationships with at least twenty such entities).

    4.   EXCLUSIVITY/CONFIDENTIALITY

         4.1 AD shall provide the above described Services exclusively to PRWW and shall not provide similar services to any other person or entity relating to recruitment for clinical trials.

         4.2 AD shall not design or provide any program that is in any way substantially similar or related to the program provided to PRWW for or in conjunction with any other person or entity relating to recruitment for clinical trials without the express written permission of PRWW.

         4.3 All materials, documents, and other information shared with PRYM by AD during the course of this Agreement shall be deemed to be, between AD and PRWW, confidential information ("Information") and AD shall share same only with those persons performing hereunder who have a need-to-know same in order to perform the Services. Upon termination of this Agreement, all Information provided to PRWW by AD hereunder shall continue to be the

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              exclusive property of PRWW. AD shall be liable for any
              unauthorized use or disclosure of the Information by AD's employees which could have reasonably been prevented by AD.

         4.4 AD represents, warrants, covenants and agrees that it shall maintain reasonable safeguards against the destruction, loss or alteration of information and data under its control and required to be provided to PRWW hereunder.

         4.5 AD shall not, without the prior written approval of PRWW, publicly disclose in any press release, filing, brochure or document any information pertaining to this Agreement (it being understood that AD may disclose this Agreement to potential investors).

         4.6 Nothing herein confers or shall confer upon PRWW any right, title or interest in any goodwill, trademark, trade name, brand name, knowledge or credibility of AD. PRWW acknowledges that all such interests are the exclusive property of AD. PRWW shall not assert any claim of ownership or right to the same.

         4.7 Nothing herein confers or shall confer upon AD, any right, title or interest in any goodwill, trademark, trade name, brand name, knowledge or credibility of PRWW. AD acknowledges that all such interests are the exclusive property of PRWW. AD shall not assert any claim of ownership or right to same.

      5. GENERAL PROVISIONS

         5.1 Each party hereto shall indemnify and hold the other party and its directors, officers, employees, agents, subsidiaries, parents, affiliates, consultants and subcontractors (all "Associates") harmless from any claim, liability, loss, damages or expense, together with all reasonable costs and expenses relating thereto-, including reasonable attorneys' fees, resulting from the negligent, reckless or willful acts or omissions of such party, its agents or employees in connection with the providing of the Services hereunder.

         5.2 Each party hereto shall indemnify and hold the other party and its Asgociates harmless from any and all claim, liability, loss, damages or expense, together with all reasonable costs and expenses relating thereto, including reasonable attorneys' fees, arising out of or resulting from any breach of any representation, warranty, covenant or obligation of such party contained in this Agreement.

         5.3 Each party hereto shall indemnify and hold the other party and its Associates harmless from any and all claim, liability, loss, damages or expense, together with all reasonable costs and expenses relating thereto, including reasonable

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              attorneys' fees, arising from a claim that the Services provided by such party, or any part thereof, infringes a patent, copyright, trade secret or other intellectual property right of a third party.

         5.4 Each party hereto shall promptly notify the other party in writing of the assertion of any claim, liability, loss, damages or expense described in this Section 5. The indemnifying party shall have the exclusive right to control the defense and settlement of such claim, and the indemnified party and its Associates shall cooperate and provide all reasonable information, assistance and authority to enable the indemnifying party to conduct such defense.

         5.5 In the event that the Services provided by a party hereunder, or any part thereof, are found to infringe a patent, copyright or other intellectual property right, such party shall, in addition to the indemnity provided above, take the following actions at its expense: (a) procure for the other party the right to continue to use the Services; or (b) if such cure is not made available despite such party's best efforts to secure same, replace or modify the offending element(s) of the Services provided for hereunder by such party, so that it/they are no longer infringing while still meeting the requirements of this Agreement. A party shall not have liability hereunder for any claim based on the other party or its Associates' misuse of any product or use or combination of any product with software, hardware or other materials.

         5.6 The parties respective rights and obligations under Sections 4.3, 4.4, 4.5, 4.6 and 4.7 hereof and this Section 5 shall survive any expiration or termination of this Agreement.

      6. ADDITIONAL COVENANTS, REPRESENTATIONS AND WARRANTIES

         6.1 AD represents that AOL has represented to it that AOL has approximately 32 million impressions per year on the Health Main Page. This represents the number of times per year that an AOL user enters the Health Main Page screen each year.

         6.2 AD represents that AOL has represented to it that IntelliHealth, an AOL Health Main Page Anchor Tenant without real time medical services, is running 2.5 - 3.0 million page impressions per month.

         6.3 AD represents that the users of the Health Main Page and the Anchor Tenants of the Health Main Page are within a demographic group from which volunteers of the nature needed by PRWW are typically found.

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6.4     AD represents that it is an anchor tenant on the AOL Health Main Page.
        AD anticipates more than 500,000 users in its first month of operations as an Anchor Tenant on AOL's Health Main Page based upon discussions with AOL and representatives of other Health Main Page Anchor Tenants.

6.5 AD shall use its best efforts to perform the Services hereunder pursuant to the highest standards in the industry.

6.6 AD will designate and at all times use its best efforts to maintain its facility, equipment and service personnel in a manner necessary to provide the Services to PRWW as contemplated in this Agreement.

6.7 AD shall designate and maintain at all times a specific contact person located at the offices of AD who will have primary responsibility to respond, or facilitate the response, to telephone requests for Service by PRWW.

6.8 AD represents, warrants, covenants and agrees that AD's personnel performing hereunder are and shall be skilled in the providing of the Services.

6.9 AD represents, warrants, covenants and agrees that it has in effect, and shall use its best efforts to establish and maintain in effect during the term of this Agreement, all hardware, software, firmware and other intellectual property license and support agreements (including, without limitation, those agreements necessary to secure access to and use of new release levels, amendments, improvements and updates to such hardware, software, firmware and other intellectual property) as are necessary to lawfully and properly provide the Services.

6.10 AD represents, warrants, covenants and agrees that it currently, and shall for the term of this Agreement, strictly enforce any material rights, warranties, licenses and other benefits accruing to it under each of its agreements with third parties whose goods or services are utilized in the providing of the Services.

6.11 AD represents, warrants, covenants and agrees that the hardware, software, firmware and intellectual property provided, developed and/or used by AD hereunder shall not infringe upon or violate any patent, copyright, trademark, trade secret or other intellectual property right of any third party.

6.12 AD represents, warrants, covenants and agrees that the Services shall be furnished and in all respects provided in conformance and compliance with applicable laws.

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6.13    AD represents, warrants, covenants and agrees that the software and firmware utilized to provide the Services hereunder shall not incur errors or defects as a result of the century date change in the year 2000.

6.14 AD hereby represents and warrants that it has the authority to enter into this Agreement and the right to provide the Services to PRWW hereunder without breach of any obligation to AOL or any third party, and that its performance under this Agreement will not breach any obligation to AOL or any third party, or any contract, agreement, rule, law or regulation of whatsoever nature.

      7. ASSIGNMENT

        Neither party shall assign any of its rights nor delegate any of its obligations under this Agreement without the prior written consent of the other party; provided that the rights and obligations of a party under this Agreement will be automatically assigned to and assumed by any successor to it by merger or consolidation or any person which acquires substantially all of the assets and business of such person. Any prohibited assignment or delegation shall be null and void.

      8. RELATIONSHIP OF THE PARTIES

        The parties are independent contractors. Nothing in this Agreement or in the activities contemplated by the parties pursuant to this Agreement shall be deemed to create an agency, partnership, employment or joint venture relationship between the parties. Each party shall be deemed to be acting solely on its own behalf and, except as expressly stated, has no authority to pledge the credit of, or incur obligations or perform any acts or make any statements on behalf of, the other party. Neither party shall represent to any person or permit any person to act upon the belief that it has any such authority from the other party. Neither party's officers or employees, agents or contractors shall be deemed officers, employees, agents or contractors of the other party for any purpose.

      9. AMENDMENT

        No changes, amendments or modifications of any of the terms or conditions of this Agreement shall be valid unless made by an instrument in writing signed by both parties.

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    10. COMPLIANCE WITH LAWS

        The parties shall comply with all applicable international, federal, state and local laws, regulations and ordinances as they relate to this Agreement, including but not limited to, the regulations of the United States Government, which are incorporated in this Agreement by this reference as if set forth in full.

    11. MISCELLANEOUS

        11.1 Whenever this Agreement requires either party's approval, consent or satisfaction, the response shall not be unreasonably or arbitrarily withheld or delayed.

        11.2 Section headings are included for convenience only and are not to be used to construe or interpret this Agreement.

        11.3 No delay, failure or waiver of either party's exercise or partial exercise of any right or remedy under this Agreement shall operate to limit, impair, preclude, cancel, waive or otherwise affect such right or remedy.

        11.4 If any provision of this Agreement is held invalid, illegal or unenforceable, the validity, legality or unenforceability of the remaining provisions shall in no way be affected or impaired thereby.

        11.5 This Agreement may be executed by the parties in one or more counterparts, each of which when so executed shall be an original, but all such counterparts shall constitute one and the same instrument.

        11.6 This Agreement is entered into and shall be governed by the internal laws and not the -laws regarding conflicts of laws of the State of Maryland.

        11.7 The remedies under this Agreement shall be cumulative and not exclusive, and the election of one remedy shall not preclude pursuit of other remedies. Either party may seek any remedy generally available under the governing law.

        11.8 The parties each warrant, represent, covenant and agree that they will not assign to perform any efforts under this Agreement any individual who is an unauthorized alien under the Immigration Reform and Control Act of 1986 or its implementing regulations. Each party shall indemnify and hold harmless the other party and its respective Associates from and against any and all liabilities, damages, losses, claims or expenses (including attorneys' fees) arising out of any breach by such party of this Section. In the event any AD personnel or contractor working under this Agreement, or other individual(s) providing

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              Services to PRWW on behalf of AD under this Agreement, are discovered to be unauthorized aliens, AD will irnmediately remove such individuals from performing work and replace such individuals with individuals who are not unauthorized aliens. In the event any PRWW personnel or contractor working under this Agreement or other individual(s) providing Services to AD on behalf of PRWW under this Agreement, are discovered to be unauthorized aliens, PRWW will immediately remove such individuals from performing work and replace such individuals with individuals who are not unauthorized aliens.

         11.9 If either party's performance under this Agreement is interfered with by reason of any circumstances beyond said party's reasonable control, including without limitation, severe weather, fire, explosion, A.C. power failure, acts of God, war, revolution, civil commotion, or acts of public enemies, any law, order, regulation, ordinance or requirement of any government or legal body or any representative of any such government or legal body, labor unrest, including without limitation, strikes, slow downs, picketing or boycotts, then said party shall be excused from its performance on a day-for-day basis to the extent of such interference.

        11.10 Notices and other communications; shall be transmitted in writing by certified U.S. Mail, postage prepaid, return receipt requested, or by facsimile or by overnight courier, addressed to the parties at the address first set forth above. Such notices and communications shall be deemed effective four (4) days after the date of mailing or upon receipt as evidenced by the U.S. Postal Service return receipt cards, whichever is earlier, or upon receipt if sent by facsimile or overnight courier.

    12. ENTIRE AGREEMENT

              This Agreement, with any other instrument, agreement or document attached or referred to, which are incorporated by this reference as though set forth in full, embodies the final, full and exclusive statement of the agreement between AD and PRWW, and as of its date supersedes all prior agreements, negotiations, representations and proposals, written or oral, relating to the Services. This Agreement shall not be construed to govern any other transaction between AD and PRWW. Neither party shall be bound or liable to any other party for any representation, promise or inducement made by any agent or person in their employ relating to the subject matter which is not embodied in this Agreement.

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